Exhibit 99.1

Zynga Q1 2021 Letter to Shareholders May 5, 2021

Dear Shareholders,

We look forward to discussing our Q1 2021 results during today’s earnings call at 2:00 p.m. PT. This letter details our Q1 performance as well as our outlook for Q2 and growth opportunities in 2021 and beyond. Please note that we manage our business based on topline measures including revenue, which is comprised of the change in deferred revenue and bookings. Revenue and the change in deferred revenue are both directly affected by bookings results, and management utilizes bookings as a primary topline measure to help inform its decisions.

Executive Summary

We are off to an excellent start in 2021, delivering record Q1 results ahead of guidance and generating strong momentum across all aspects of our growth strategy. Our tremendous quarterly revenue and bookings were driven by breakout performances from our live services, new games and hyper-casual portfolio. In addition, we are making significant progress on our cross-platform play initiative and today, we are excited to announce our transformational acquisition of Chartboost, a leading advertising and monetization platform. The combination of Chartboost’s scale and ad tech capabilities with Zynga’s high-quality games portfolio and first-party data will meaningfully enhance Zynga’s competitive advantage in the mobile ecosystem. Over the coming years, we are confident in our ability to increase our total addressable market while driving strong topline growth and margin expansion as we continue to execute on our growth initiatives.

In Q1, strength across our live services portfolio drove our highest-ever quarterly revenue of $680 million, up 68% year-over-year, and bookings of $720 million, up 69% year-over-year. Broad-based strength across our live services drove our outperformance in the quarter with user pay revenue and bookings of $557 million and $596 million, up 62% and 63% year-over-year, and advertising revenue and bookings of $123 million, both up 108% year-over-year. We achieved record quarterly revenue and bookings from our Social Slots portfolio, led by an all-time best performance by Hit It Rich! Slots more than seven years after we launched the franchise in 2013. In addition, our bold beat strategy is delivering positive results in Peak’s titles with the recent feature introductions ‘Hoop Shot’ in Toy Blast and ‘Cooper’s Rally’ in Toon Blast driving strong player engagement. Finally, Empires & Puzzles, Words With Friends, CSR2 and our Casual Cards portfolio all achieved record Q1 revenue and bookings.

Our recent new game launches are also providing additional live services scale. Harry Potter: Puzzles & Spells continues to build momentum and meaningfully contributed to our year-over-year live services growth in Q1. To further scale the title in 2021 and beyond, we will continue to invest in marketing and introduce exciting bold beats such as our Magical Mischief themed event, which encourages friendly competition between clubs in the form of Prank Boxes. In April, we launched Puzzle Combat worldwide and it’s off to a great start. Early player engagement gives us confidence in our ability to gradually scale the game over the coming quarters, the same strategy we took with Empires & Puzzles. As we progress through 2021, we expect to release FarmVille 3 and Star Wars: HuntersTM worldwide.

Hyper-casual is building strong momentum and proving to be an important growth driver for Zynga. In Q1, Rollic delivered its all-time best revenue and bookings quarter and was one of the fastest-growing hyper-casual game companies in the world. This performance was fueled by successful launches of several titles including High Heels! and Blob Runner 3D, which reached the #1 and #2 top free downloaded games positions in the U.S. App Store, respectively. Rollic is attracting new audiences into Zynga’s network by creating universally fun games that are trending in popular culture and on leading social media networks including TikTok. In addition, High Heels! and Blob Runner 3D are seeing positive early results in Asia, with both reaching the #1 top free downloaded games position in the China App Store. We are also expanding Rollic’s developer base and games portfolio via incremental acquisitions such as the Uncosoft studio and Onnect game.

We are making significant progress on our cross-platform play growth initiative, initially anchored on the Star WarsTM brand.  In Q1, we announced our first cross-platform play title will be Star Wars: Hunters, a free-to-play competitive arena combat game made in collaboration with Lucasfilm Games that will be coming to mobile and Nintendo Switch players later in 2021. During the quarter, we also acquired Echtra Games, a talented development team with extensive cross-platform play tools and experience, to develop a new action role-playing game.

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Today, we announced an agreement to acquire Chartboost, a leading mobile advertising and monetization platform. Chartboost reaches a massive global audience base of more than 700 million monthly users and a broad network of advertising and publishing partners. Chartboost’s unified advertising platform is comprised of demand side, mediation and supply side capabilities and is powered by a talented team with deep advertising technology expertise. Together, Zynga and Chartboost possess all the elements of a complete, next generation platform. By combining Zynga’s high-quality games portfolio and first-party data with Chartboost’s proven full-stack advertising platform, we are creating a new level of audience scale and meaningfully enhancing our competitive advantage in the mobile ecosystem. We will acquire Chartboost for approximately $250 million in cash, subject to customary closing adjustments. Following the anticipated close of this transaction in Q3 2021, Chartboost is expected to be immediately accretive to Zynga while unlocking additional growth and margin expansion opportunities in 2022 and beyond.

Building on our strong execution to date, we are raising our full year 2021 revenue and bookings guidance. We now expect to deliver revenue of $2.7 billion, up $725 million or 37% year-over-year, and bookings of $2.9 billion, up $630 million or 28% year-over-year. This represents an increase of $100 million to both revenue and bookings versus our prior guidance. For clarity, our guidance does not include any contributions from Chartboost.

Rollic rollic zynga

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Q1 Financials

In Q1, we delivered our highest quarterly revenue and bookings, with revenue of $680 million, above our guidance by $45 million and up $277 million or 68% year-over-year, and bookings of $720 million, beating our guidance by $40 million and up $295 million or 69% year-over-year. Live services drove our record results, with stronger than anticipated performances from Rollic’s hyper-casual portfolio, Toon Blast, Harry Potter: Puzzles & Spells, Toy Blast and broad-based strength across the remainder of our live services.

We generated record user pay revenue of $557 million, up 62% year-over-year, and user pay bookings of $596 million, up 63% year-over-year. Advertising revenue and bookings were both a record $123 million, up 108% year-over-year, primarily driven by the year-over-year addition of Rollic’s hyper-casual portfolio as well as strong advertising yields in the period.

Our net increase in deferred revenue was $39 million versus our guidance of $45 million and a Q1 2020 net increase of $21 million. The primary drivers of our Q1 2021 net increase in deferred revenue were bookings from Harry Potter: Puzzles & Spells, Toon Blast and Toy Blast. We ended Q1 with a deferred revenue balance of $780 million versus a deferred revenue balance of $453 million a year ago.

($ in millions)	Q1’21 Actuals	Q1’20 Actuals	Variance $ (Y/Y)	Variance % (Y/Y)	Q1’21 Guidance	Variance $ (Guidance)	Variance % (Guidance)

Revenue	$680	$404	$277	68%	$635	$45	7%
Net income (loss)	$(23)	$(104)	$81	(78%)	$(50)	$27	(54%)

Bookings	$720	$425	$295	69%	$680	$40	6%
Adjusted EBITDA (1)	$123	$68	$55	80%	$100	$23	23%

Net release of (increase in) deferred revenue (2)	$(39)	$(21)	$(18)	86%	$(45)	$6	(13%)

($ in millions) q1’21 actuals q1’20 actuals variance $ (y/y) variance % (y/y) q1’21 guidance variance $ (guidance) variance % (guidance) revenue $680 $404 $277 68% $635 $45 7% Net income (loss) $(23) $(104) $81 (78%) $(50) $27 (54%) Bookings $720 $425 $295 69% $680 $40 6% Adjusted EBITDA (1) $123 $68 $55 80% $100 $23 23% Net release of (increase in) deferred revenue (2) $(39) $(21) $(18) 86% $(45) $6 (13%)

Note: Certain measures as presented differ due to the impact of rounding.

(1)	Adjusted EBITDA includes the net release of (increase in) deferred revenue.
(2)

For clarity, a net release of deferred revenue results in revenue being higher than bookings and is a positive impact to Adjusted EBITDA as reported; a net increase in deferred revenue results in revenue being lower than bookings and is a negative impact to Adjusted EBITDA as reported.

GAAP gross margins decreased to 62% of revenue from 64% in Q1 2020 primarily due to higher amortization of acquired intangible assets and net increase in deferred revenue. GAAP operating expenses significantly decreased to 62% of revenue from 86% in Q1 2020 principally driven by lower contingent consideration expense year-over-year. Non-GAAP operating expenses represented 49% of bookings, in-line with the prior year, with greater operating leverage from R&D and G&A, largely offset by higher marketing investments year-over-year.

We had a net loss of $23 million, $27 million better than guidance, primarily driven by our stronger operating performance, higher other income and lower than expected net increase in deferred revenue, partially offset by higher than expected contingent consideration expense. On a year-over-year basis, our net loss decreased by $81 million primarily due to lower contingent consideration expense and our stronger operating performance, partially offset by higher amortization of acquired intangibles, net increase in deferred revenue and stock-based compensation.

Adjusted EBITDA was $123 million, above our guidance by $23 million, primarily driven by our stronger operating performance and lower than expected net increase in deferred revenue. On a year-over-year basis, Adjusted EBITDA increased $55 million driven by improved operating performance, partially offset by a higher net increase in deferred revenue. We had an operating cash outflow of $164 million versus a cash outflow of $35 million in the prior year quarter. In the quarter, we completed the second of three annual earn out payments to Small Giant Games for $240 million – of which $215 million was classified as a reduction in operating cash flow and $25 million as a cash outflow from financing activities – compared to $122 million a year ago. We finished Q1 with $1.36 billion of cash and investments, which we anticipate will be used primarily to fund additional acquisitions including Chartboost.

We achieved record average mobile DAUs of 38 million, up 85% year-over-year, and average mobile MAUs of 164 million, up 139% year-over-year. This growth was primarily driven by our recent additions of Toon Blast, Toy Blast and Rollic’s hyper-casual portfolio. In Q1, mobile average bookings per mobile DAU (ABPU) of $0.202 decreased 6% year-over-year, primarily reflecting the addition of hyper-casual titles into our portfolio.

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Forward Outlook

Our Q2 and full year 2021 guidance have been developed based on information available as of May 5, 2021 and on a similar methodology to prior quarters. Given the level of continued volatility and uncertainty around the COVID-19 pandemic, there is the potential for a wider range of outcomes – both positive and negative – as it relates to our ultimate business results.

For additional clarity, our Q2 and full year 2021 guidance does not include any contributions from Chartboost.

2021 & Beyond

•	Revenue of $2.7 billion
•	Net increase in deferred revenue of $200 million
•	Bookings of $2.9 billion
•	Net loss of $135 million
•	Adjusted EBITDA of $450 million

We are raising our full year 2021 guidance to $2.7 billion in revenue, up $725 million or 37% year-over-year, comprised of bookings of $2.9 billion, up $630 million or 28% year-over-year, and a net increase in deferred revenue of $200 million, down $95 million or 32% year-over-year. This represents an increase of $100 million to both revenue and bookings versus our prior guidance.

We continue to expect live services to drive the vast majority of our topline performance. Key drivers of year-over-year growth will be full-year contributions from Toon Blast, Toy Blast, Rollic’s hyper-casual portfolio and Harry Potter: Puzzles & Spells as well as modest growth across the remainder of our live services portfolio, partially offset by declines in older mobile and web titles. Our guidance also assumes modest initial topline contributions from our 2021 new game launches.

We have also factored into our guidance that Apple’s recent changes to IDFA will create some short-term pressure on advertising yields primarily in Q2 and Q3. However, our teams have multiple strategies in place that should more than offset this potential headwind including yield optimizations and opportunities to expand our advertising inventory. All in, we expect to meaningfully grow our advertising revenue and bookings in 2021 driven primarily by a full-year contribution from hyper-casual titles as well as some growth across the rest of the portfolio.

We anticipate a modest increase in our gross margins due to a lower net increase in deferred revenue as well as a higher mix of advertising versus user pay, partially offset by higher amortization expense from acquired intangible assets. While we expect to deliver strong absolute year-over-year growth in profitability and expansion in GAAP operating margins, we anticipate moderate compression in non-GAAP operating margins as we continue to invest in our growth strategies – in particular, marketing for our new game launches and hyper-casual portfolio momentum as well as cross-platform play game development. We still continue to expect improvements in operating leverage from R&D and G&A, which will be more than offset by higher marketing investments.

Execution of our 2021 plan will position Zynga for continued growth in 2022, where we expect low double-digit topline organic growth as well as improved operating leverage from our live services portfolio, which will include full year contributions from our 2021 new game launches. Over the next several years, we expect to continue progressing toward achieving our longer-term operating margin goals while generating stronger operating cash flow.

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Q2 Guidance

•	Revenue of $675 million
•	Net increase in deferred revenue of $35 million
•	Bookings of $710 million
•	Net loss of $30 million
•	Adjusted EBITDA of $115 million

In Q2, we expect $675 million in revenue, up $223 million or 49% year-over-year, with bookings of $710 million, up $192 million or 37% year-over-year. Our live services will drive our topline performance, which includes the year-over-year additions of Toon Blast, Toy Blast and Harry Potter: Puzzles & Spells as well as existing and new hyper-casual games from

Rollic. Our topline guidance assumes modest initial contributions from Puzzle Combat and does not assume the launch of additional new titles in Q2. Overall, we expect these year-over-year growth drivers to be partially offset by an anticipated short-term impact on advertising yields due to Apple’s recent changes to IDFA and declines in older mobile and web titles.

We expect gross margins to be modestly up year-over-year primarily due to a lower net increase in deferred revenue and stronger advertising mix, partially offset by the higher amortization expense from acquired intangible assets.

We expect our GAAP operating expenses as a percentage of revenue to improve significantly year-over-year primarily due to lower contingent consideration expense, partially offset by higher stock-based compensation. Outside of these factors,

we expect improvements in year-over-year operating leverage in R&D and G&A, which should be more than offset by higher marketing expenses as we continue to invest in our live services momentum – in particular, for Harry Potter: Puzzles & Spells and Rollic’s hyper-casual portfolio, as well as launch marketing to gradually scale Puzzle Combat. We also expect to spend modest test marketing on our titles in soft launch.

Earnings Call

We will host our Q1 2021 earnings conference call today, Wednesday, May 5, at 2:00 p.m. PT (5:00 p.m. ET). The call can be accessed at http://investor.zynga.com or via the below conference dial-in number:

•	Toll-Free Dial-In Number: (800) 537-0745
•	International Dial-In Number: (253) 237-1142
•	Conference ID: 7974907

Sincerely,

Frank Gibeau Chief Executive Officer	Ger Griffin Chief Financial Officer

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Forward-Looking Statements

This letter contains forward-looking statements, including those statements relating to our outlook for the full year and second quarter of 2021 and growth opportunities in 2021 and beyond, including under the headings “Executive Summary,” “Q1 Growth Highlights,” “Forward Outlook,” “2021 & Beyond” and “Q2 Guidance” and statements relating to, among other things: our operational performance and strategy, including our focus on live services, growth contributions from Harry Potter: Puzzles & Spells, growth and launch expectations of new titles from our new game pipeline, including the recently-launched title Puzzle Combat and games in development such as FarmVille 3 and Star Wars: Hunters, continued execution of our multi-year growth strategy which includes expanding our hyper-casual developer base and games portfolio via acquisitions, progressing both our cross-platform play and advertising platform initiatives and continuing international expansion, and our plans to enhance existing games, scale existing games, ramp investment in our key growth initiatives and increase marketing investments for both our live services portfolio and new game launches; our performance expectations regarding our live services, older mobile and web titles, new game launches and advertising business, including contributions from Toon Blast, Toy Blast, Rollic’s hyper-casual portfolio, Harry Potter: Puzzles & Spells and Puzzle Combat and the impact of Apple’s IDFA changes on advertising yields; the impacts of our execution across our growth initiatives, including increasing our total addressable market and providing for topline growth and further margin expansion; the proposed acquisition of Chartboost, Inc. (“Chartboost”); our ability to achieve the intended benefits of acquiring Chartboost, including expanding our audience scale and advertising business, creating a complete, next generation mobile advertising platform, effectively competing in the mobile advertising industry, the timing in which the transaction close is expected, and the immediate and potential future impact to growth and margins upon the close of the transaction; and our ability to achieve and expectations related to financial projections, including revenue, deferred revenue, bookings, income, adjusted EBITDA, contingent consideration expense, amortization of acquired intangibles, revenue mix, stock-based compensation, R&D, G&A, marketing investments, income taxes, operating expenses, operating leverage, operating results, operating cash flow and margins.

Forward-looking statements often include words such as “outlook,” “projected,” “intend,” “will,” “anticipate,” “believe,” “target,” “expect,” “positioned,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties and assumptions, including risks, uncertainty and assumptions relating to the COVID-19 pandemic, shelter-in-place rules and effects on business and economic conditions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's website at www.sec.gov.

In addition, the preliminary financial results set forth in this letter are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. We assume no obligation and do not intend to update these estimates prior to filing our Quarterly Report on Form 10-Q.

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Key Operating Metrics

We manage our business by tracking several operating metrics: “Mobile DAUs,” which measure daily active users of our mobile games, “Mobile MAUs,” which measure monthly active users of our mobile games, and “Mobile ABPU,” which measures our average daily mobile bookings per average Mobile DAU, each of which is recorded and estimated by our internal analytics systems. We determine these operating metrics by using internal company data based on tracking of user account activity. We also use information provided by third parties, including third party network logins provided by platform providers, to help us track whether a player logged in under two or more different user accounts is the same individual. Overall, we believe that the amounts are reasonable estimates of our user base for the applicable period of measurement and that the methodologies we employ and update from time-to-time are reasonably based on our efforts to identify trends in player behavior. However, factors relating to user activity and systems and our ability to identify and detect attempts to replicate legitimate player activity may impact these numbers.

Mobile DAUs. We define Mobile DAUs as the number of individuals who played one of our mobile games during a particular day. Average Mobile DAUs for a particular period is the average of the Mobile DAUs for each day during that period. Under this metric, an individual who plays two different mobile games on the same day is counted as two DAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, we do not have the third party network login data to link an individual who has played under multiple user accounts for our mobile messenger games, Merge Magic! and games acquired from Gram Games in May 2018, Small Giant in January 2019, Peak in July 2020 and Rollic in October 2020 and accordingly, actual Mobile DAUs may be lower than reported due to the potential duplication of these individuals. We use Mobile DAUs as a measure of audience engagement.

Mobile MAUs. We define Mobile MAUs as the number of individuals who played one of our mobile games in the 30-day period ending with the measurement date. Average Mobile MAUs for a particular period is the average of the Mobile MAUs at each month-end during that period. Under this metric, an individual who plays two different mobile games in the same 30-day period is counted as two Mobile MAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, we do not have the third party network login data to link an individual who has played under multiple user accounts for our mobile messenger games, Merge Magic! and games acquired from Gram Games in May 2018, Small Giant in January 2019, Peak in July 2020 and Rollic in October 2020 and accordingly, actual Mobile MAUs may be lower than reported due to the potential duplication of these individuals. We use Mobile MAUs as a measure of total game audience size.

Mobile ABPU. We define Mobile ABPU as our total mobile bookings in a given period, divided by the number of days in that period, divided by the average Mobile DAUs during the period. We believe that Mobile ABPU provides useful information to investors and others in understanding and evaluating our results in the same manner as management. We use Mobile ABPU as a measure of overall monetization across all of our players through the sale of virtual items and advertising.

Our business model around our social games is designed so that, as more players play our games, social interactions increase and the more valuable our games and our business become. All engaged players of our games help drive our bookings and, consequently, both online game revenue and advertising revenue. Virtual items are purchased by players who are socializing with, competing against or collaborating with other players, most of whom do not buy virtual items. Accordingly, we primarily focus on Mobile DAUs, Mobile MAUs and Mobile ABPU, which we believe collectively best reflect key audience metrics.

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Non-GAAP Financial Measures

We have provided in this letter certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this letter to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

•

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

•	Adjusted EBITDA does not include the impact of stock-based compensation expense, acquisition-related transaction expenses and contingent consideration fair value adjustments;

•

Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange and asset disposition gains and losses, interest expense and interest income;

•

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures; and

•	Non-GAAP Operating Expenses do not include the impact of stock-based compensation expense, acquisition-related transaction expenses or contingent consideration fair value adjustments.

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ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In millions, unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$699.5	$1,364.4
Short-term investments	662.3	208.4
Accounts receivable, net of allowance of $0.5 at March 31, 2021 and December 31, 2020	274.6	217.5
Restricted cash	120.0	—
Prepaid expenses	52.8	40.0
Other current assets	23.6	29.5
Total current assets	1,832.8	1,859.8
Long-term investments	—	2.0
Goodwill	3,164.3	3,160.8
Intangible assets, net	793.1	838.1
Property and equipment, net	37.6	39.3
Right-of-use assets	128.5	131.9
Restricted cash	16.0	136.0
Prepaid expenses	14.5	21.6
Other non-current assets	19.6	17.0
Total assets	$6,006.4	$6,206.5
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$37.3	$57.2
Income tax payable	43.4	39.6
Deferred revenue	778.4	747.7
Operating lease liabilities	18.1	18.5
Other current liabilities	547.0	462.4
Total current liabilities	1,424.2	1,325.4
Convertible senior notes, net	1,303.2	1,289.9
Deferred revenue	1.8	0.3
Deferred tax liabilities, net	109.9	126.3
Non-current operating lease liabilities	118.4	122.0
Other non-current liabilities	106.5	401.1
Total liabilities	3,064.0	3,265.0
Stockholders’ equity:
Common stock and additional paid-in capital	5,324.2	5,276.5
Accumulated other comprehensive income (loss)	(66.3)	(50.7)
Accumulated deficit	(2,315.5)	(2,284.3)
Total stockholders’ equity	2,942.4	2,941.5
Total liabilities and stockholders’ equity	$6,006.4	$6,206.5

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ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data, unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Revenue:
Online game	$557.0	$498.6	$344.4
Advertising and other	123.3	117.4	59.4
Total revenue	680.3	616.0	403.8
Costs and expenses:
Cost of revenue	260.7	250.4	146.2
Research and development	140.7	122.0	197.8
Sales and marketing	248.7	238.5	123.2
General and administrative	35.7	32.6	28.2
Total costs and expenses	685.8	643.5	495.4
Income (loss) from operations	(5.5)	(27.5)	(91.6)
Interest income	1.7	1.3	5.5
Interest expense	(14.7)	(9.0)	(7.0)
Other income (expense), net	8.9	(11.7)	(2.3)
Income (loss) before income taxes	(9.6)	(46.9)	(95.4)
Provision for (benefit from) income taxes	13.4	6.1	8.5
Net income (loss)	$(23.0)	$(53.0)	$(103.9)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.02)	$(0.05)	$(0.11)
Diluted	$(0.02)	$(0.05)	$(0.11)

Weighted-average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,084.4	1,079.9	952.5
Diluted	1,084.4	1,079.9	952.5

Stock-based compensation expense included in the above line items:
Cost of revenue	$0.6	$0.5	$0.4
Research and development	24.3	24.8	10.7
Sales and marketing	3.9	3.8	3.1
General and administrative	8.4	8.7	6.3
Total stock-based compensation expense	$37.2	$37.8	$20.5

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ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions, unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Cash flows from operating activities:
Net income (loss)	$(23.0)	$(53.0)	$(103.9)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	56.5	55.0	18.9
Stock-based compensation expense	37.2	37.8	20.5
(Gain) loss from sale of investments, foreign currency and sale of assets, net	(9.0)	13.5	0.9
(Accretion) amortization on marketable debt securities, net	—	0.1	(1.9)
Noncash lease expense	4.2	4.1	4.2
Noncash interest expense	13.2	7.5	6.2
Change in deferred income taxes and other	(15.2)	(21.8)	5.4
Changes in operating assets and liabilities:
Accounts receivable, net	(59.5)	33.3	(27.3)
Prepaid expenses and other assets	(2.0)	2.7	1.4
Accounts payable	(18.8)	10.2	(9.0)
Deferred revenue	40.4	81.2	20.7
Income tax payable	5.9	17.3	2.5
Operating lease and other liabilities	(193.6)	18.0	26.2
Net cash provided by (used in) operating activities	(163.7)	205.9	(35.2)
Cash flows from investing activities:
Purchases of investments	(537.2)	(117.1)	(471.0)
Maturities of investments	83.9	13.9	605.4
Sales of investments	—	—	96.8
Acquisition of property and equipment	(1.7)	(2.7)	(8.5)
Business combinations, net of cash acquired and restricted cash held in escrow	(19.6)	(151.4)	—
Asset acquisitions of intangible assets	(0.9)	(6.0)	—
Other investing activities, net	(0.3)	(0.2)	(1.0)
Net cash provided by (used in) investing activities	(475.8)	(263.5)	221.7
Cash flows from financing activities:
Proceeds from issuance of debt, net of issuance costs	(0.9)	856.7	—
Purchase of capped calls	—	(63.0)	—
Taxes paid related to net share settlement of stockholders' equity awards	(8.2)	(14.3)	(14.8)
Proceeds from issuance of common stock	10.5	0.6	8.8
Acquisition-related contingent consideration payments	(25.1)	—	(48.1)
Net cash provided by (used in) financing activities	(23.7)	780.0	(54.1)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.7)	4.5	(3.3)

Net change in cash, cash equivalents and restricted cash	(664.9)	726.9	129.1
Cash, cash equivalents and restricted cash, beginning of period	1,500.4	773.5	453.3
Cash, cash equivalents and restricted cash, end of period	$835.5	$1,500.4	$582.4

11

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In millions, unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Reconciliation of Revenue to Bookings: Total
Revenue	$680.3	$616.0	$403.8
Change in deferred revenue	39.2	82.9	21.1
Bookings: Total	$719.5	$698.9	$424.9

Reconciliation of Revenue to Bookings: Mobile
Revenue	$660.7	$595.3	$387.0
Change in deferred revenue	38.9	84.4	21.5
Bookings: Mobile	$699.6	$679.7	$408.5

Reconciliation of Revenue to Bookings: Advertising
Revenue	$123.2	$117.1	$59.3
Change in deferred revenue	—	(0.1)	—
Bookings: Advertising	$123.2	$117.0	$59.3

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(23.0)	$(53.0)	$(103.9)
Provision for (benefit from) income taxes	13.4	6.1	8.5
Other expense (income), net	(8.9)	11.7	2.3
Interest income	(1.7)	(1.3)	(5.5)
Interest expense	14.7	9.0	7.0
Depreciation and amortization	56.5	55.0	18.9
Acquisition-related transaction expenses	1.5	1.1	0.7
Contingent consideration fair value adjustment	33.4	23.5	120.0
Stock-based compensation expense	37.2	37.8	20.5
Adjusted EBITDA	$123.1	$89.9	$68.5

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
GAAP operating expense	$425.1	$393.1	$349.2
Acquisition-related transaction expenses	(1.5)	(1.1)	(0.7)
Contingent consideration fair value adjustment	(33.4)	(23.5)	(120.0)
Stock-based compensation expense	(36.6)	(37.3)	(20.1)
Non-GAAP operating expense	$353.6	$331.2	$208.4

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$(163.7)	$205.9	$(35.2)
Acquisition of property and equipment	(1.7)	(2.7)	(8.5)
Free cash flow	$(165.4)	$203.2	$(43.7)

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ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP SECOND QUARTER 2021 GUIDANCE

(In millions, except per share data, unaudited)

	Second Quarter 2021 Guidance(1)	Second Quarter 2020 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$675.0	$451.7	$223.3
Change in deferred revenue	35.0	66.4	(31.4)
Bookings	$710.0	$518.1	$191.9

Reconciliation of Net (Loss) Income to Adjusted EBITDA
Net (loss) income	$(30.0)	$(150.3)	$120.3
Provision for (benefit from) income taxes	6.0	18.2	(12.2)
Other (income) expense, net	—	(0.6)	0.6
Interest income	(2.0)	(3.6)	1.6
Interest expense	15.0	7.0	8.0
Depreciation and amortization	55.0	19.0	36.0
Acquisition-related transaction expenses	2.0	5.7	(3.7)
Contingent consideration fair value adjustment	25.0	148.9	(123.9)
Stock-based compensation expense	44.0	25.7	18.3
Adjusted EBITDA	$115.0	$70.0	$45.0

Basic and diluted net loss per share	$(0.03)	$(0.16)	$0.13

GAAP basic and diluted shares	1,090.0	956.9	133.1

(1)	For clarity, our guidance does not include any contributions from our recently announced acquisition of Chartboost, which is expected to close in the third quarter of 2021.

13

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP UPDATED FISCAL YEAR 2021 GUIDANCE

(In millions, except per share data, unaudited)

	Updated Fiscal Year 2021 Guidance(1)	Fiscal Year 2020 Actual	Variance
Reconciliation of Revenue to Bookings
Revenue	$2,700.0	$1,974.8	$725.2
Change in deferred revenue	200.0	295.1	(95.1)
Bookings	$2,900.0	$2,269.9	$630.1

Reconciliation of Net (Loss) Income to Adjusted EBITDA
Net (loss) income	$(135.0)	$(429.4)	$294.4
Provision for (benefit from) income taxes	45.0	24.0	21.0
Other (income) expense, net	(9.0)	16.5	(25.5)
Interest income	(9.0)	(11.6)	2.6
Interest expense	60.0	30.3	29.7
Depreciation and amortization	220.0	142.1	77.9
Acquisition-related transaction expenses	7.0	12.5	(5.5)
Contingent consideration fair value adjustment	100.0	359.2	(259.2)
Stock-based compensation expense	171.0	122.6	48.4
Adjusted EBITDA	$450.0	$266.2	$183.8

Basic and diluted net loss per share	$(0.12)	$(0.42)	$0.30

GAAP basic and diluted shares	1,100.0	1,016.8	83.2

(1)	For clarity, our guidance does not include any contributions from our recently announced acquisition of Chartboost, which is expected to close in the third quarter of 2021.

14